Exhibit 10.18

MASTER ENVIRONMENTAL SERVICES AGREEMENT

THIS MASTER ENVIRONMENTAL SERVICES AGREEMENT (“Agreement”) is dated Feb. 1st, 2013, between WAL-MART STORES, INC. (“Wal-Mart”), a Delaware corporation, with its principal place of business at 702 S.W. 8th Street, Bentonville, AR 72716, and Quest Resource Mgt Group (“Contractor”), a LLC with offices at 6175 Main St. Suite 420, Frisco, TX 75034.

The parties, in consideration of mutual promises made, agree as follows:

1.	SERVICES

Wal-Mart may require technical, consulting, engineering, maintenance, remediation, materials handling, and/or collection services (collectively the “Services”) at its lands, structures, facilities or other properties (“Sites”) in connection with the management of certain substances and/or recoverable materials regulated by laws or regulations to protect the public health or the environment due to their characteristics or as a result of their quantities or both (“Materials”). By execution of this Agreement, Contractor agrees to perform such Services pursuant to the scopes of work issued by Wal-Mart and attached to this Agreement as Exhibit A and with all Environmental Laws as defined in Section 3(c) of this Agreement. All Scopes of Work issued under this Agreement and all Services performed pursuant to Scopes of Work shall be subject to the terms of this Agreement; any conflict in terms shall be resolved in favor of this Agreement. Notwithstanding the foregoing, Contractor shall furnish and perform, at no additional cost to Wal-Mart, any labor, documentation, reports, materials, time or equipment that may reasonably be inferred from the Scope of Work or from prevailing custom or trade usage as being required to produce the intended result whether or not specifically called for in the Scope of Work.

As used in this Agreement, “Wal-Mart” means any one or more of any of Wal-Mart Stores, Inc.’s affiliates, subsidiaries, successors or assigns, currently existing or not yet formed, including but not limited to Wal-Mart Stores East, LP; Wal-Mart Stores Texas, LLC; Wal-Mart Stores Louisiana, LLC; Wal-Mart Stores, Arkansas, LLC; Sam’s East, Inc., Sam’s West, Inc.; Wal-Mart.com USA, LLC; and Wal-Mart Transportation, LLC.

2.	PROFESSIONALISM

(a) Licenses, Permits, etc. Contractor certifies that it is authorized, licensed, and engaged in the business of providing the Services, understands the currently known hazards related to the Services, and will maintain the required licenses, certifications, permits and such other governmental authorizations and approvals necessary to perform the Services. Contractor will provide Wal-Mart copies of Contractor’s applicable permits, certifications, and licenses at Wal-Mart’s written request.

(b) Industry Standards. Contractor shall, at all times during this Agreement, provide the Services in accordance with the highest accepted industry principles, practices, and standards, in a manner consistent with the highest level of care and skill exercised by members of the industry currently practicing under similar conditions, and in a safe, efficient manner. Additionally, Contractor shall comply with all of Wal-Mart’s security policies and requirements, including but not limited to Wal-Mart’s Information Technology Security Requirements, attached hereto as Exhibit D.

(c) Environmental Compliance. If Contractor determines that an environmental hazard or compliance issue arises at any Wal-Mart Site while performing the Services, Contractor will immediately notify Wal-Mart in writing and by telephone in accordance with Section 19 of this Agreement. Likewise, if Contractor discovers or identifies conditions which it reasonably believes Wal-Mart is required by law to report to a public agency, it shall notify Wal-Mart immediately, and in no event more than twenty-four (24) hours after discovery or identification of such conditions, by hand delivery or facsimile as specified in Section 19 of this Agreement. Contractor shall not itself notify a public agency of such conditions without Wal-Mart’s authorization and consent unless otherwise required to do so by law. Notwithstanding the foregoing, Contractor is under no obligation to investigate or discover such environmental hazards or

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compliance issues. Contractor understands that the Services relate to Sites that may or may not contain Materials and that the Services in the Scopes of Work may involve the management and movement of Materials either on-site, off-site or both, at Contractor’s sole risk.

3.	STRICT COMPLIANCE WITH APPLICABLE LAWS

Contractor acknowledges that different types of Materials have different treatment, handling, or processing requirements and that those differ from state to state and locality to locality. Contractor hereby agrees to comply with the legal requirements and standards of its industry, including strict compliance with all federal, state and local applicable laws, rules and regulations, and Environmental Laws in connection with the Services. Specifically, Contractor agrees to the following:

(a) General. Contractor shall fully comply with all applicable federal, state and local laws, ordinances, statutes, rules, and regulations relating to the performance of the Services, including without limitation, all Environmental Laws as defined in this Section, and laws governing the employment and safety of its workers, such as OSHA regulations, including, but not limited to those that require Contractor to take all precautions to protect the public and the safety and health of individuals that perform Services, and to train the individuals who perform Services on the use of chemicals and equipment.

(b) Immigration. Contractor shall comply with the immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto (collectively, the “Immigration Laws”).

(i) After the Effective Date, Contractor shall maintain photocopies of all supporting employment eligibility and identity documentation for all employees who are hired by Contractor after such date.

(ii) Except to the extent expressly set forth in Exhibit B, Contractor represents that it has not been the subject of enforcement or other action by U.S. Immigration and Customs Enforcement (“ICE”) within the two (2) year period prior to the Effective Date of this Agreement. Any disclosure by Contractor pursuant to this subparagraph shall be attached to Exhibit B on Contractor’s or its legal counsel’s letterhead and shall describe in reasonable detail each event of enforcement or action by ICE. Contractor further represents and warrants that the disclosure contained in Exhibit B is correct and complete and does not fail to state any material fact that would make the representations, warranties or statements contained in this Agreement or Exhibit B misleading. Wal-Mart reserves the right to terminate this Agreement (including all outstanding Scopes of Work) immediately, in its sole discretion, depending upon the information provided by the Contractor pursuant to this subparagraph. From time to time as Wal-Mart may request, Contractor shall provide Wal-Mart with a written certification making the representations and warranties set forth in this subparagraph.

(iii) From time to time as Wal-Mart may request in its sole discretion, Contractor shall, at its expense, audit the Form I-9s for compliance for each of its employees performing Services under any Scope of Work. At Wal-Mart’s option, such audit shall be performed either by Contractor or by Contractor’s third party immigration attorney or consultant, who must be experienced and trained in the field of immigration compliance. Such audit shall be completed within five (5) days after Wal-Mart’s request and Wal-Mart may suspend the Services pending the completion of any such audit. Upon completion of the audit, Contractor or its third party auditor, as applicable, will execute a certification which shall be in substantially the form set forth in Exhibit C. Contractor shall retain all such certifications on file during the term of this Agreement, and will deliver all such certifications to Wal-Mart at Wal-Mart’s request, Wal-Mart may also elect, at its discretion, to request Contractor participate in third party remote reviews that Wal-Mart will facilitate.

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(c) Environmental. Contractor shall fully comply with all applicable federal, state and local laws, rules and regulations, and all orders, judgments, notices or permits issued, promulgated and entered pursuant thereto, relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata), including: (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes, or other substances into the environment, and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, collection, treatment, storage, disposal, recovery, transport, or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances (the “Environmental Laws”). By way of example only, Environmental Laws include the Resource Recovery and Conservation Act as amended (“RCRA”), Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state, local, or other governmental authority.

For purposes of this Agreement, hazardous wastes, special wastes or other types of wastes shall be as defined under the Environmental Laws.

(d) Notification. Contractor shall immediately, and in any event within twenty-four (24) hours, notify Wal-Mart in writing and by in-person telephone voice communication (not voicemail) of any scheduled and unscheduled inspections, work site enforcement action, investigations, inquiries, visits or audits conducted by the United States Environmental Protection Agency (“EPA”), the United States Department of Homeland Security (“DHS”), or any other federal, state or local agency or authority related to environmental, immigration or employee-safety issues of Contractor, its agents, or employees related to the provision of Services. Contractor shall provide Wal-Mart, upon request, copies of any documentation, electronic communication, or other communication resulting from any such scheduled and unscheduled inspections, work site enforcement actions, investigations, inquiries, visits or audits conducted by any of the above listed entities. Contractor shall also immediately provide notice to Wal-Mart of any material change in any license/certification, or any disclosure required pursuant to this Agreement, to the extent same is related to the provision of the Services.

4.	TERM; TERMINATION

This Agreement will become effective on Feb. 1, 2013 (the “Effective Date”) and will continue until terminated in accordance with this Agreement. Either party may, at any time, terminate any Scope of Work or this Agreement, in whole or in part (including, without limitation, Services at one or more Sites under any Scope of Work), for any reason or no reason at all, upon ninety (90) days’ prior written notice to the other party. Termination of this Agreement in its entirety will, automatically and without further notice, be deemed a termination of all outstanding Scopes of Work. Subject to the terms of this Agreement, Wal-Mart will only pay Contractor for Services provided prior to the effective date of termination.

If Contractor is in material breach of any Scope of Work or this Agreement, Wal-Mart may immediately terminate any Scope of Work or this Agreement, in whole or in part (including, without limitation, one or more Sites or Services under any Scope of Work), or suspend all or any portion of the Services, upon written notice to Contractor. Without limiting the foregoing, Contractor will be deemed to be in material breach of this Agreement if Contractor violates any provision of Sections 2, 3 and 9 of this Agreement or if any governmental authority determines that Contractor has not complied with any applicable immigration or Environmental Laws.

5.	PAYMENT, INVOICING AND SET-OFF

(a) Invoice Timing. Contractor may not issue any invoice to Wal-Mart for Services not yet performed or issue any invoice at rates other than those agreed to by the parties. For recurring Services under a Scope of Work, Contractor will invoice Wal-Mart monthly for Services performed during the

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previous calendar month. For one-time Services under a Scope of Work, Contractor will invoice Wal-Mart upon completion of the Services. Contractor’s invoices will include all costs and taxes associated with the Services in each Scope of Work.

(b) Payment Terms. Walmart and Contractor agree to the following payment terms:

For Contractors utilizing Wal-Mart’s Electronic Data interchange (“EDI”) invoicing program, payment terms are as follows (check selected payment term):

☒  2.0% 10, Net 30

☐  1.5% 15, Net 30

☐  1.0% 20, Net 30

For Contractors electing not to participate in Wal-Mart’s EDI invoicing program (check the box below), net payment shall be due forty-five (45) days from receipt of invoice by Walmart (Walmart may elect to pay via Electronic Funds Transfer (“EFT”) to meet said terms):

☐  Net 45

(c) Invoice Content. Wal-Mart reserves the right to withhold payment on any invoices that do not include the following information: (a) invoice number; (b) invoice date; (c) date of service; (d) detailed description of Services; (e) itemized invoice amount; (f) contract number; (g) facility number and location; (h) Contractor’s supplier number; and (i) any other information required to be included in the invoice pursuant the Scope of Work or any Exhibit or Attachment to this Agreement Unless otherwise agreed in a Scope of Work, Contractor must submit a separate invoice for each Scope of Work.

Contractor shall submit invoices to:

(d) Set-Off. Wal-Mart may recoup, set-off, or credit against amounts owed to Contractor any amounts that Contractor owes to Wal-Mart on any matter, whether or not related to the Services, any Scope of Work or this Agreement.

6.	ACCESS TO PREMISES

Wal-Mart grants to Contractor, its agents and employees reasonable access to the Sites, rights-of-way and easements for purposes of providing the Services, including but not limited to off-site lands and facilities as are reasonably necessary to conduct investigation or monitoring. Contractor agrees to comply with Wal-Mart’s safety procedures, operational restrictions (if any) and scheduling limitations while at the Sites, which procedures have been reasonably provided in writing to Contractor in advance. Routine Service is to be performed between 7:30 a.m. and 5:30 p.m., local time, Monday through Friday. Contractor must obtain approval from a salaried member of management at the Site to perform any routine Service outside of normal service hours.

7.	ACCESS TO RECORDS AND INSPECTIONS / REPORTING

(a) Audit Rights. Contractor shall at all times keep accurate books, records, and accounts at its place of business showing, where applicable, the actual costs and expenses that Contractor incurs in connection with the Services. Contractor shall permit, at all reasonable times, duly authorized representatives of Wal-Mart to inspect and have access to the books, records, including electronic data, permits, including but not limited to the permits of any TSD facility receiving Materials or waste, if

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applicable, information regarding all subcontractors used by Contractor in performance of the Services, any and all documentation generated from inspections, audits or other visits by the EPA, the DHS, or any other federal, state or local governmental agency or authority related to environmental, immigration or employee safety issues of Contractor, its agents or employees, and any other documentation pertaining to the performance of the Services for the purpose of auditing and verifying the performance of the Services, the charges for the Services, and verifying that the Services have been performed in compliance with all applicable federal, state and local laws and regulations. Contractor will provide Wal-Mart, upon reasonable request, access to its facility to conduct assessments. Contractor shall preserve all documentation pertaining to the Services for a period of three (3) years following completion of the Services. Any such audit shalt be at Contractor’s expense.

(b) Inspection Rights. Contractor will permit, and require each of its subcontractors to permit, Wal-Mart, its employees or agents to conduct scheduled or unscheduled, physical inspections of business facilities, equipment and collection, handling, transportation, storage, treatment, recycling, disposal and other operations in order to review compliance with the Agreement and all federal, state and local laws, rules, regulations and Environmental Laws.

(c) Monthly Data Reporting. In addition to any other reporting obligations required under this Agreement, Contractor agrees that it will submit a monthly waste reduction data report in the event Contractor performs materials handling and/or collection services. Said report must be in the designated format and include, but may not be limited to, all specified waste generation, materials recovery and other data types as specified by the applicable Scope of Work. Wal-Mart reserves the right, at its sole discretion, to alter the reporting criteria, frequency and due date at any time during the term of the applicable Scope of Work. In addition, Wal-Mart may, at its discretion, request additional information-specific reports. Additional obligations within this section include, but may not be limited to:

(i) Contractor must implement those quality assurance procedures necessary to ensure said data is (a) accurate, (b) complete, (c) submitted on designated due date, and (d) in the format specified in Scope of Work. If the use of subcontractors is authorized to perform Services within a particular Scope of Work, it is the responsibility of the contractor to ensure said data received from those subcontractors meet the same quality specifications

(ii) Wal-Mart reserves the right, to request a submission/correction should it detect an error, need data clarification, have additional question(s) and/or any further data reporting matter(s) not requested in this section. All submittal/correction shall be submitted to Wal-Mart within two (2) business day, unless otherwise directed at the discretion of Wal-Mart.

(iii) Should required data, not meet those expectations listed therein, Contractor will be considered in breach of contract and subject to requirements there in.

8.	COMPLIANCE AUDIT AND SELF-CERTIFICATION-REQUIREMENTS:

Contractor hereby agrees to fully comply with all legal requirements and standards of its industry, including without limitation strict compliance with all applicable federal, state and local laws, ordinances, statutes, rules, and regulations relating to the performance of the Services, including without limitation, all Environmental Laws, disposal restrictions, franchise/flow control agreements, and any other legal mandate set forth by agencies having jurisdiction over the operational components in any Scope of Work attached to this Agreement. In addition to any other audit requirements specified elsewhere in this Agreement or applicable Scope(s) of Work, Contractor, and all of its subcontractors; including transportation companies, processors, brokers and any other service providers engaged by Contractor to carry out the Services, shall, at their own expense, be subject to full compliance audits.

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(a) Contractor Audit Requirements. Contractor shall comply with the following minimum audit requirements:

(i) At Wal-Mart’s discretion, but no more frequently than once during each calendar year during the term of this Agreement, Contractor shall at its own expense, be subject to and shall reasonably cooperate with a compliance audit. At Wal-Mart’s discretion and approval, the audit shall be performed either by Wal-Mart representative(s), a Wal-Mart-chosen audit firm or a third-party auditor selected by Contractor, provided such auditor has experience with, and is trained in, environmental compliance auditing and, if applicable to the Services, hazardous materials transportation compliance. Should Wal-Mart elect to have Contractor select the third-party auditor, the audit shall commence, within thirty (30) working days after Contractor receives Wal-Mart’s written request, and Wal-Mart may, at its sole discretion and at any time after requesting an audit, suspend the Services pending the completion of any such audit Contractor shall use its best efforts to have the audit completed within sixty (60) days after commencement.

(ii) The audit shall, at a minimum, include: (a) a review of Contractor’s policies, practices and procedures, related to compliance and execution of policies and procedures related to the Services; (b) Contractors practices and procedures to monitor and evaluate the compliance of its subcontractors related to the Services; and (c) validation of all subcontractor self-certification statements.

(iii) Within sixty (60) days after completion of the audit, Contractor shall execute and deliver to Wal-Mart, Contractor’s Audit Certification Statement confirming that the audit is complete and certifying that Contractor has either taken appropriate and timely actions, or developed a plan for doing so, to promptly remediate all issues or deficiencies identified in the audit. If Contractor declines or fails to address any issue or deficiency identified in the audit, the Contractor Audit Certification Statement shall also state the basis for such decision. The Contractor Audit Certification Statement shall be signed by a responsible corporate official and Contractor shall provide copies of the Contractor Audit Certification Statement to Wal-Mart in accordance with Section 19 below, and to the Sr. Director, Environmental, Health and Safety Compliance. Contractor shall retain all Contractor Audit Certification Statements on file during the term of this Agreement and for three (3) years after termination.

(b) Subcontractor Self-Certification. Notwithstanding any other provisions in this Agreement, Walmart may, at its sole discretion, allow Contractor to enter into contracts with subcontractors as needed to perform Services under this Agreement or any applicable Scope of Work. Engagement of subcontractors shall in no way relieve Contractor of responsibility for compliance in accordance with this Agreement or any Scope of Work. At a minimum, Contractor shall, at its own expense, obtain a subcontractor Compliance Self-Certification Statement from each of its subcontractors within three (3) months of signing this Agreement or thirty (30) days after hiring a subcontractor, signed by a responsible official of subcontractor, certifying that subcontractor is aware of the legal/regulatory requirements applicable to performance of the Services and that subcontractor has programs, policies and/or procedures in place to ensure compliance with such requirements. Contractor shall forward copies of the signed Subcontractor Compliance Self-Certification Statement to Wal-Mart in accordance with Section 19 below and shall reference the Agreement and the particular Scope(s) of Work to which it pertains. Contractor shall immediately discontinue the use of any subcontractor that has not timely provided a signed Subcontractor Compliance Self-Certification Statement until such time as it is submitted by the subcontractor.

(c) Notification of Non-Compliance. Within forty-eight (48) hours of receipt of a notice of violation, citation or other notice of noncompliance from a regulatory entity related to the performance of Services, Contractor shall notify Wal-Mart in writing and by telephone. Contractor shall provide Wal-Mart, upon request, copies of any documentation, electronic communication, or other communication relating to any non-compliance condition(s), including, but not limited to, notices of violations, work site enforcement actions, or investigations conducted by any other federal, state or local agency or authority, its agents, or employees related to the Services.

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9.	INDEMNIFICATION

Contractor shall at all times indemnify, defend and hold harmless Wal-Mart and any subsidiaries and affiliates, and its and their respective successors, assigns, transferees, officers, directors, agents and employees (“Indemnified Parties”) against and from any and all lawsuits, claims, actions, expenses (including reasonable attorney’s fees and costs), damages (including punitive, consequential, and exemplary damages), obligations, fines, personal injury (even if solely emotional in nature), death and damage to property (“Claims”) to the extent arising out of or related to: (a) the acts, omissions, negligence or willful misconduct of Contractor, its employees, agents, representatives, suppliers, or subcontractors in connection with the provision of the Services; (b) Contractor’s breach, violation or default of this Agreement; (c) any lien, security interest, claim or encumbrance in favor of any person or entity by reason of having provided labor, materials or equipment relating to the Services; (d) any violation of Environmental or Immigration Laws by Contractor, its employees, agents, representatives, suppliers or subcontractors; (e) any “release” or “threatened release” of contaminants, wastes, hazardous materials, oil or radioactive materials from any Wal-Mart Site as a result of or connected with Contractor’s performance of the Services, even if not discovered or alleged until after the termination of this Agreement, except for such Claims to the extent they arise out of the negligence or willful misconduct of the Indemnified Parties; or (f) any liability arising from Contractor’s or a third party’s acts or omissions during the collection, transportation, storage, treatment, recycling, or disposal of any Contaminant. The provisions of this Paragraph shall survive cancellation, termination, or expiration of this Agreement and until all matters are fully and finally barred by applicable law.

The Indemnified Parties shall notify Contractor of the assertion, filing or service of any Claims that are or may be covered by this indemnity; and Contractor shall immediately take such action as may be necessary or appropriate to protect the Indemnified Parties’ interests. If the indemnified Parties, in their reasonable discretion, shall determine that counsel Contractor has selected has not or cannot adequately represent the indemnified Parties’ interests or appears unwilling or unable to do so, the Indemnified Parties may replace such counsel with other counsel of the Indemnified Parties’ own choosing. In such event, any and all fees and expenses of the Indemnified Parties’ new counsel, together with any and all expenses or costs incurred on account of the change of counsel, shalt be paid or reimbursed by Contractor as part of its indemnity obligation hereunder, The Indemnified Parties shall at all times have the right to direct the defense of, and to accept or reject any offer to compromise or settle, any Claims asserted against the Indemnified Parties. Contractor’s indemnification obligations set forth in this Agreement (i) are independent of, and will not be limited by, any insurance obligations in this Agreement (whether or not complied with) or damages of benefit payable under workers’ compensation or other statutes, and (ii) are not diminished or limited in any way by any insurance carried in whole or in part by the indemnified Parties, which shall in all cases function in excess of these indemnification obligations.

This Section shall survive any termination of the parties’ relationship.

10.	INSURANCE

Contractor shall keep in full force and effect certain minimum insurance coverage as indicated below.

(a) Commercial General Liability. Contractor shall provide proof of commercial general liability coverage that includes contractual and personal and advertising injury coverage, covering claims for personal injury or damage to property to the extent they arise out of any negligent act or omission of Contractor or its respective employees, agents or subcontractors, with limits of $2,000,000 per occurrence and $5,000,000 in aggregate, with certificate holder named as Additional Insured as evidenced by attached endorsement or blanket additional insured coverage provided by the policy. Defense costs shall not apply against coverage limits.

(b) Statutory Workers’ Compensation Coverage and Employer’s Liability. Contractor shall provide proof of statutory workers’ compensation coverage and employer’s liability coverage in amounts as required by the state where the Services are performed, with $1,000,000 in employers’ liability coverage and a waiver of subrogation where permitted by law.

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(c) Comprehensive Automobile and Vehicle Liability Insurance Coverage. Contractor shall provide proof of comprehensive automobile and vehicle liability insurance coverage that covers claims for injuries to members of the public and/or damages to property of others arising from use of motor vehicles, including on-site and off-site operations, and owned, non-owned, or hired vehicles, with $1,000,000 per occurrence and $2,000,000 in aggregate, together with any appropriate endorsements and coverage related to transportation of the Materials, if applicable, with certificate holder named as additional insured as evidenced by attached endorsement or blanket additional insured coverage provided by the policy. Defense costs shall not apply against coverage limits.

Contractor’s insurance shall be considered primary, non-contributory and not excess coverage. Contractor shall waive all rights of subrogation against Wal-Mart, its officers, directors and employees.

Contractor will provide at least thirty (30) days’ written notice prior to any cancellation of any policy of insurance maintained hereunder, and each such policy shall obligate the insurer to provide at least thirty (30) days’ written notice to Wal-Mart in advance of any such contemplated cancellation or termination. In the event that any insurance policy is canceled, Wal-Mart will have the right, but not the obligation, to cancel this Agreement immediately.

Contractor will provide Wal-Mart with copies of the endorsements listed in 10(a) and 10(c) above evidencing Wal-Mart Stores, Inc. as an additional insured on the policies. Contractor will have Wal-Mart listed as an additional insured as follows: WAL-MART STORES, INC., ITS SUBSIDIARIES AND AFFILIATES, Attn: Insurance Compliance, 702 S.W. 8th Street, Bentonville, AR 72716-0145. Copies of the endorsements listed in 10(a) and 9(c), and a certificate evidencing the requirements contained in this Section 10 must be provided to Wal-Mart at the time of Contractor’s execution of this Agreement In addition, at Wal-Mart’s request, Contractor will provide Wal-Mart with copies of the policies listed above.

11.	INDEPENDENT CONTRACTOR

Contractor certifies that it is an independent contractor. Neither Wal-Mart nor Contractor has the right, and shall not seek, to exercise any control over the other or its employees or agents. Contractor will solely control the work and methodology of performing the Services, though the Services will be subject to Wal-Mart’s general right of inspection. Neither Contractor nor its employees or agents are entitled to receive any compensation or benefits that Wal-Mart may provide to its employees. Each party will be solely responsible for hiring, firing, promoting, demoting, determining rates of pay, benefits, and other terms and conditions regarding its employees. Neither Contractor nor any of its employees or agents may be considered. Wal-Mart’s agents or employees for any purpose and have no authority to act on Wal-Mart’s behalf. Notwithstanding anything in this Agreement to the contrary, Contractor acknowledges and agrees that Wal-Mart reserves and will have the absolute right, as Wal-Mart deems appropriate in the operation of its business, to limit or to exclude access of any individual from a Site.

12.	NON-EXCLUSIVE AGREEMENT

Wal-Mart retains the right to contract with others for the same or similar work as the Services, including, without limitation, competitors of Contractor operating in the same market as Contractor. Wal-Mart may assign work to others as it determines necessary while assigning no work to Contractor under this Agreement.

13.	TOTAL AGGREGATE BUSINESS

Contractor shall promptly notify Wal-Mart in writing if the business it currently conducts with Wal-Mart constitutes more than twenty percent (20%) of its total revenues. Wal-Mart may request at any time, and Contractor shall provide, a statement from Contractor which specifies the percentage of its total revenues for any relevant time period from Services provided to Wal-Mart or any of its subsidiaries.

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14.	CROSS DEFAULT

If Contractor is in material breach of this Agreement or any Scope of Work, Contractor shall be deemed to be in material breach of any other contract that Contractor may have with Wal-Mart or any of its affiliates. If Contractor is in material breach of any other contract that it has with Wal-Mart or any of its affiliates, Contractor shall be deemed to be in material breach of this Agreement and all of the Scopes of Work then outstanding. In each case, Wal-Mart may pursue against Contractor any and all remedies that Wal-Mart has at law or in equity.

15.	EQUIPMENT

Contractor shall not use any Wal-Mart equipment in any way unless Wal-Mart consents in advance to the use of such equipment. Contractor accepts full responsibility for, and agrees to indemnify Wal-Mart against any and all Claims resulting from Contractor’s use of any equipment. Upon the termination or expiration of any Scope of Work or this Agreement, Contractor shall remove from any Site all of Contractor’s equipment, supplies and property and shall repair any and all damage Contractor has caused to any Wal-Mart Site or equipment. If Contractor fails to remove such property or equipment within fifteen (15) days after termination or expiration, all such property, excluding hazardous materials, will be deemed abandoned by Contractor and, at Wal-Mart’s sole option, will become Wal-Mart property.

16.	SUBCONTRACTORS

Contractor shall not subcontract or delegate to any person the right or obligation to perform any Services without Wal-Mart’s prior written consent. Any attempt by Contractor to subcontract the Services without such consent will be void.

In the event Wal-Mart consents to Contractor’s use of any subcontractor to perform Services under this Agreement, Contractor hereby agrees that such subcontractor will be bound by the terms and conditions of this Agreement as evidenced by a signed agreement with the subcontractor, a copy of which shall be provided to Wal-Mart. In no event will Wal-Mart be liable to such third parties for any breach at the agreement between Contractor and the third party. Wal-Mart’s approval of subcontractors shall in no way relieve Contractor of responsibility for performance of all Services in accordance with this Agreement. Contractor shall accept managerial responsibility and liability for the performance or non-performance of subcontractors under this Agreement.

Upon request Contractor shall provide the subcontractors’ proof of insurance as required by Section 10 of this Agreement. Contractor shall not allow its subcontractors to assign any Services under this Agreement to any other party without Wal-Mart’s express written consent.

Prior to any proposed subcontractor performing Services, Wal-Mart shall evaluate such subcontractor for I-9 compliance purposes. Contractor shall submit information to Wal-Mart as Wal-Mart deems reasonably necessary to evaluate proposed subcontractor(s). Information needed for subcontractor evaluation may include, but shall not be limited to: (a) a description of the Services to be performed by the subcontractor; and (b) subcontractor’s contact information (including e-mail address). At its option, Wal-Mart may require Contractor to direct its proposed subcontractors to register on Wal-Mart’s electronic compliance review portal or allow Contractor to enter data into the portal for its subcontractors. If Contractor enters data on behalf of its subcontractors, Contractor will also be required to upload the paper copy into the electronic portal immediately. Contractor may use only those subcontractors approved through the electronic compliance review portal, except as otherwise provided in this Agreement. Wal-Mart shall have the right to and may withdraw its approval of certain subcontractors for the performance of Services without limitation. Should that happen, Contractor shall receive written notice from Wal-Mart of such withdrawal, of approval, and shall be required to immediately take all actions necessary to prevent the subcontractor(s) from performing Services at any facility covered by this Agreement.

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17.	LIMITATION OF DAMAGES

Wal-Mart shall not be liable to Contractor for indirect, punitive, exemplary, incidental, consequential, or special damages, including lost profits, lost income, lost revenues, business interruption or lost business arising out of the Agreement or any Scope of Work or the transactions or relationship between the Parties contemplated under this Agreement or any Scope of Work, even if Wal-Mart has been advised of the possibility of the damages and regardless of any prior course of dealing between the Parties.

18.	LIENS

Contractor may not cause any encumbrance to attach to or upon any Walmart buildings, common areas, land, or improvements because of any act or omission of Contractor, its subcontractors, agents, employees, or representatives. Failure to discharge or bond/insure over any encumbrance within fifteen (15) business days following its filing is a material breach of this Agreement. In addition to any right or remedy Wal-Mart may have for the material breach, Wal-Mart may bond or pay the encumbrance for Contractor’s account without inquiring into the validity of the encumbrance. If Wal-Mart elects to pay the encumbrance, Contractor will reimburse Wal-Mart, upon demand by Wal-Mart, the amount Wal-Mart paid, plus an additional ten percent (10%) administrative fee, plus interest. Interest will accrue at the lesser of one and five percent (5%) per annum or the maximum amount allowed by law beginning on the day Wal-Mart bonds or pays the encumbrance and continuing until Contractor reimburses Wal-Mart the entire amount Wal-Mart paid, plus the administrative fee and any interest accrued.

19.	NOTICES

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified or registered mail, return receipt requested and postage prepaid, or by Federal Express, or similar overnight delivery service, addressed to the individuals indicated below. Notice will be deemed given upon receipt.

If to Wal-Mart:

(Facility Name)
Attn:
(Facility Manager’s Name)
1300 SE 10th Street, Dept. 8981
Bentonville, Arkansas 72716-0605
(Facility Address)

With a copy to:
Wal-Mart Stores, Inc.
Environmental, Safety & Health Compliance
Attn: Director
508 SW 8th Street, MS 0505
Bentonville, Arkansas 72716-0550
Phone No.:
Fax No.:

If to Contractor:
Quest Resource Management Group
6175 MAIN ST SUITE 420 FRISCO, TX 75034
Attn: Brian Dick
Phone: 877 321 1811
FAX No. 972 464 0015

Contract Number:

20.	ASSIGNMENT; BENEFIT; BINDING EFFECT

Except as provided in this paragraph, neither party shall assign this Agreement, any Scope of Work or any interest in either of them without the other party’s prior written consent, which will not be unreasonably withheld or delayed. Any change in the direct or indirect ownership or control of more than fifty percent (50%) of the outstanding stock or ownership interests of a party during any twelve (12) consecutive calendar month period shall be deemed an assignment for purposes of this Agreement. Wal-Mart, in its sole discretion and without Contractor’s consent, may assign this Agreement or any Scope of Work to a subsidiary or affiliate. This Agreement (including all Scopes of Work) shall inure to the benefit of, and be binding upon, the parties to this Agreement and their respective successors and permitted assigns. Contractor shall not sell, lease, transfer, assign or convey in any manner the supplier number created by Wal-Mart and given to Contractor.

21.	GOVERNING LAW; VENUE; STATUTE OF LIMITATIONS

This Agreement, all Scopes of Work, and any and all disputes arising from or relating to them, shall be governed by, enforced and construed in accordance with the laws of the State of Arkansas without regard to the internal law of Arkansas regarding conflicts of laws. The parties mutually consent and submit to the jurisdiction of the federal and state courts of Arkansas, and agree that any action, suit, or proceeding concerning this Agreement or any Scope of Work shall be brought only in the federal or state courts of Arkansas. The parties agree that they will not raise in connection with any such suit, action or proceeding brought in any federal or state court of Arkansas, any defense or objection based upon lack of personal jurisdiction, improper venue, and/or inconvenience of forum. Any legal action brought by either party with respect to this Agreement or any Scope of Work shall be filed in one of the above referenced jurisdictions within two (2) years after the cause of action arises or it shall be deemed forever waived. The Parties acknowledge that they have read and understand this clause and agree willingly to its terms.

22.	NO BUSINESS GUARANTEE

Wal-Mart has no obligation to provide any minimum amount of business to Contractor, and no person has authority to make any representations or promises of business to Contractor on Wal-Mart’s behalf or about Wal-Mart’s intentions or expectations of renewing or extending this Agreement or any Scope of Work or providing any present or future business to Contractor, except as may be contained in writing and signed by an officer of Wal-Mart. Any expenditures, investments, or commitments made by Contractor in reliance on any present or future business from Wal-Mart pursuant to this Agreement, any Scope of Work or otherwise are done at Contractor’s own risk and without any obligation whatsoever from Wal-Mart.

23.	ATTORNEY’S FEES

In the event either Party brings any action or proceeding against the other under this Agreement or any Scope of Work, each Party will be responsible for its own attorney’s fees, costs, and expenses.

24.	SURVIVAL OF PROVISIONS

The expiration or termination of this Agreement or any Scope of Work shall not affect the provisions, and the rights and obligations set forth therein, which either (i) by their terms state or evidence the intent of the parties that the provisions survive the expiration or termination, or (ii) must survive to give effect to the provisions.

25.	COUNTERPARTS

This Agreement and any Scopes of Work may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. This Agreement and any Scopes of Work may be executed by one or more parties using an electronic signature, which the parties agree shall be binding for all purposes and shall constitute an original signature.

Contract Number:

26.	AMENDMENT AND MODIFICATION

No modification of this Agreement shall be valid or binding unless such modification is in writing, duly dated and signed by both parties. Any change in the scope of the Services will be a modification of this Agreement only as to such Scope of Work and none of the other terms and conditions of this Agreement will be affected.

27.	NON-WAIVER

If either party fails to give notice or enforce any right under this Agreement or any Scope of Work, the failure shall not constitute a waiver of the right, unless the parties reduce the waiver to writing and the waiving Party signs the writing. If a Party waives its right in writing, the waiver shall not constitute a waiver of any other right or of a subsequent violation of the same right.

28.	CONFIDENTIAL INFORMATION

Each party acknowledges that the other party is the owner of valuable trade secrets and other confidential information and such other like information which is licensed from third parties Each party will treat as strictly confidential and will not use for its own purposes or for third parties or divulge or permit to be divulged to or examined or copied by others, all information and data obtained by such party in connection with this Agreement or otherwise: (a) which are confidential or proprietary to the other party; (b) which relate to the operations, policies, procedures, techniques, accounts and personnel of the party; and (c) which are confidential or proprietary to a third party and which are in the possession, custody or control of the other party. Each party recognizes that this obligation applies not only to technical information, designs and marketing, but also to any business information that the other party treats as confidential. Any information that is not readily available to the public shall be considered to be a trade secret and confidential, except for (i) information that is or becomes part of the public domain without breach by the receiving party, its employees or agents, of its/their obligations under this Agreement; (ii) information that the receiving party acquired or acquires without obligation of confidentiality from third parties that did not acquire the same directly or indirectly from the disclosing party; (iii) information that was in the possession of the receiving party prior to its disclosure by the disclosing party as can be demonstrated by prior written records; or (iv) information that the receiving party is required by law to disclose, provided the disclosing party is given an opportunity to seek a protective order prior to the disclosure of such information. The receiving party shall in all cases have the burden of establishing that any item of confidential information comes within one of the foregoing exceptions. Upon termination of this Agreement for any reason, Contractor shall return all items belonging to Wal-Mart and all copies of documents containing Wal-Mart’s trade secrets, confidential information, knowledge, data or know-how in Contractor’s possession or under its control. In the event of a breach or threatened breach of the provisions of this paragraph, each party will be entitled to an injunction restraining such breach or threatened breach without having to prove actual damages or threatened irreparable harm. Such injunctive relief as such party may obtain will be in addition to all of the rights and remedies available at law and in equity. This paragraph will survive termination of this Agreement

29.	OWNERSHIP; USE OF WORK PRODUCT

All maps, drawings, original boring logs, field data, laboratory test data and results, portions of samples, calculations, estimates and other documents prepared by Contractor as instruments of services shall become the property of Wal-Mart. Contractor retains the right of ownership with respect to any generalized use of any patentable or copyrightable concepts in rendering of its services. Contractor represents and warrants that the services provided under this Agreement and that any materials supplied to Walmart do not infringe on the rights of any third party, were not misappropriated from any third party, and were not created based on misappropriated materials or information from any third party. Contractor expressly agrees to release, indemnify and hold harmless Walmart, its affiliates, representatives and, employees for, from, and against any and all claims that Contractor has or may have violated any intellectual property rights of a third party.

Contract Number:

30.	PUBLICITY

Contractor shall not without Wal-Mart’s prior written ‘approval, refer to Wal-Mart or any of its subsidiaries in any prospectuses, proxy solicitations, loan documents, purchase/sale documents, advertising, sales or marketing documents or any other published communication or use, or allow to be used, Wal-Mart’s name, logo, trademarks, service marks, patents, copyrights or trade dress.

31.	EXCUSE OF PERFORMANCE

No liability for breach of this Agreement will result from a reasonable delay in performance or nonperformance caused by circumstances beyond the reasonable control of the party failing to perform or whose performance is delayed including, but not limited to, war, governmental regulations or control, insurrection, riot, fire, explosion, flood, sabotage, inability to obtain any material or services, acts of God, or any other cause beyond the reasonable control of the party failing to perform or whose performance is delayed.

32.	AUTHORITY; NO THIRD PARTY BENEFICIARIES

Contractor and Wal-Mart each represent that the individuals executing this Agreement have the authority to bind the entities on behalf of which they sign. The rights and remedies of each party are cumulative and not exclusive of any rights and remedies which that party would otherwise have at law or in equity. No third party beneficiaries are created by this Agreement or any Scope of Work, except for the Indemnified Parties. To the extent allowed by law, if any provision of this Agreement or Scope of Work is determined by law to be unenforceable, the remainder may be enforced.

33.	ENTIRE AGREEMENT

This Agreement, along with all Scopes of Work and any Exhibits and Attachments, contains the entire agreement of the parties, and all prior communications, oral or written, are without any force and effect as it is the specific intent of the parties that this Agreement (including the Scopes of Work, Exhibits and Attachments) alone sets forth the terms on which the parties have mutually agreed.

Each party is signing this agreement on the date stated below.

Contractor	Wal-Mart Stores, Inc.
By: /s/ Brian Dick	By: /s/ Richard S. Leahy
Printed Name: Brian Dick	Printed Name: Richard S. Leahy
Title: CEO	Title: V.P. EH&S Compliance
Date: 10/18/12	Date: 1/15/2013
Wal-Mart Vendor No.: